Exhibit 99.1

P O Box 3395
West Palm Beach,
FL 33402-3395

IMMEDIATE RELEASE

George M. Bachman
CFO, Treasurer and
Corporate Secretary
561.838.1731
Florida Public Utilities Announces Second Quarter Results for 2006
West Palm Beach, FL, August 10. Florida Public Utilities (AMEX: FPU) reported net income for the second quarter ended June 30, 2006 of $738,000 or $.12 per share, compared with $851,000 or $.14 per share for the same period last year. Net income for the six months ended June 30, 2006 was $2,959,000 or $.49 per share, compared to the same period last year of $3,204,000 or $.54 per share.
Total revenues increased $1,549,000 in the second quarter of 2006 over the same period in 2005. The increase was mainly due to higher fuel costs recovered through revenue pass through. Fuel costs remain at historically high levels and may have impacted normal energy use in 2006.
Operating expenses were also higher by $589,000 in the second quarter of 2006 compared to the same period in 2005. In addition to inflationary impacts on operating expenses, we experienced increases in payroll from additional personnel and annual pay raises, and higher insurance premiums.
Florida Public Utilities is primarily in the business of providing natural gas, electric and propane gas distribution services throughout Florida.
Key operating results for the second quarter and year to date 2006 and 2005 are summarized below:
Florida Public Utilities
(Dollars in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Total Revenues	$29,878	$28,329	$73,226	$63,767
Net Income	$738	$851	$2,959	$3,204
Earnings for Common Stock	$731	$844	$2,945	$3,190
Earnings per Common Share — basic & diluted	$.12	$.14	$.49	$.54
Average Shares Outstanding	5,985,162	5,945,697	5,982,599	5,943,226